Exhibit 99.1

The Peoples Holding Company
P. O. Box 709
Tupelo, MS 38801-0709
Phone: (662) 680-1001
Fax: (662) 680-1234
www.thepeoplesbankandtrust.com

Press Release

For additional information, contact:

Stuart R. Johnson
Executive Vice President & Chief Financial Officer
(662) 680-1472

Date: October 21, 2003

THE PEOPLES HOLDING COMPANY ANNOUNCES 3 FOR 2 STOCK SPLIT

TUPELO, Miss.--(BUSINESS WIRE)--October 21, 2003--The Peoples Holding Company (Amex:PHC) today announced a three-for-two stock split of its outstanding shares of common stock. The stock split will be effected in the form of a share dividend and will entitle each shareholder of record at the close of business on November 7, 2003, to receive one additional share of common stock for every two shares of The Peoples Holding Company (the "Company") common stock held on that date. The Company will pay cash in lieu of fractional shares in an amount equal to the last sales price on the American Stock Exchange of one share of the Company's common stock on the ex-dividend date, or if no shares have traded on the ex-dividend date, the first day prior to the ex-dividend date on which shares traded on the American Stock Exchange, multiplied by the applicable fraction of a share to which such shareholder would otherwise be entitled. The stock split does not require approval by shareholders of the Company.

Certificates representing the additional shares of common stock will be distributed on or about December 1, 2003, to shareholders of the Company on the record date. Currently held certificates will remain valid and should be retained by shareholders. After the split, the Company will have approximately 8,202,135 shares of common stock outstanding and have authorization to issue up to an aggregate of 15,000,000 shares, including shares presently outstanding. The stock options which are outstanding will be adjusted accordingly to reflect the stock split to the extent provided in the option agreements.

The Company's common stock will begin trading at its post-split price on the first business day after the additional shares are distributed to shareholders, which will be December 2, 2003, assuming the additional shares are distributed on December 1, 2003.

The Company has adopted a "cut-off" date of November 14, 2003, until which the Company's transfer agent will accept instructions from brokers as to their requirements for full shares or cash with respect to stock registered in their names, as nominees, and as to which they must make exact allocations among their clients.

The Peoples Holding Company is the parent of Mississippi's fourth largest commercial bank headquartered in the state, The Peoples Bank & Trust Company. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.